Exhibit 10.1

Summary of Initial Compensation Terms

For John R. Bakht

1.	Base Salary. $300,000 per year.

2.	Sign-on Bonus. $100,000 payable on or before February 29, 2016.

3.	Annual Incentive Percentage.

•	EBIT percentage of %.1935 under the Company’s Annual Incentive Arrangement (the “AIA”), applied to the earnings before interest income and expense and taxes (“EBIT”) for the Company during the period beginning June 1, 2015 and concluding on December 31, 2015.

•	Pursuant to Section 3 of the AIA, the 2015 Performance Period for Mr. Bakht shall begin on his first date of employment with the Company.

•	The cap under the AIA for Mr. Bakht’s 2015 award shall be $399,093.75.

4.	Restricted Stock Awards.

•	$900,000 restricted stock grant under the Company’s Omnibus Incentive Plan, to vest in equal installments on each anniversary date of the grant for a period of three years.

•	Grants to be made on the first date of Mr. Bakht’s employment, and converted to shares of common stock by dividing the grant amount by the fair market value of a share of the Company’s common stock on the grant date.

•	Awards to be made using form of award agreement for Company officers, substantially as previously approved by the Committee

5.	Change in Control Agreement. Execution of Change in Control Agreement with Mr. Bakht, substantially in the form approved for the officers of the Company (other than Mr. Kolstad) by the Compensation Committee and the Board of Directors in March 2012.